Exhibit 10.1

Gregory T. Troy
Senior Vice President - Human Resources & Chief Human Resources Officer

Kaman Corporation
1332 Blue Hills Avenue, P.O. Box 1 Bloomfield, CT USA
www.kaman.com

June 25, 2019

Alphonse J. Lariviere, Jr.
1 Vision Way
Bloomfield, CT 06002

RE: Completion Bonus Agreement

Dear Mr. Lariviere:

This letter agreement (the "Agreement") documents our mutual understanding regarding a special completion bonus opportunity we are providing you.

1.
Completion Bonus. You will be eligible to receive a bonus in the amount of $1,390,208 (the “Completion Bonus”), if you remain employed in good standing with Kaman Corporation (the “Company”), through the closing date of the Transaction (as defined below) (the “Completion Date”) and otherwise satisfy the eligibility criteria noted below.

For purposes of this letter agreement, “Transaction” means the sale of Kaman Industrial Technologies Corporation pursuant to the Share Purchase Agreement between the Company and LJ KAI Blocker, Inc., LJ KFP Blocker, Inc., and LJ KIT Blocker, Inc. dated June 25, 2019.

To be eligible for the Completion Bonus, you must sign and not revoke the release agreement attached to this letter agreement as Exhibit A (the “Release”) within 21 days after the Completion Date. Your failure to sign and not revoke the Release timely will disqualify you from receiving the Completion Bonus. Additionally, your right to receive the Completion Bonus will terminate and be null and void in the event that the Completion Date does not occur on or prior to December 31, 2019.

If you are eligible to receive the Completion Bonus, it will be paid to you in one lump sum cash payment as soon as practicable (not more than 60 days) after the Completion Date. Payment of the Completion Bonus is subject to all applicable payroll and withholding taxes.

You will be eligible to receive the Completion Bonus if all of the following eligibility criteria are satisfied: (a) your performance has been satisfactory, as determined in the Company’s sole discretion, from the date of this letter agreement through the Completion Date; (b) you are actively employed by the Company on the Completion Date; (c) you have not given notice of your intent to resign from employment on or before the Completion Date; and (d) the Company has not given you notice of its intent to terminate your employment on or before the Completion Date; provided, however, that you will be eligible to receive the Completion Bonus if the Company terminates your employment before the Completion Date other than for “Cause” (as defined under the Kaman Industrial Technologies Corporation Senior Management

Change in Control Severance Plan). Additionally, you acknowledge and agree that if, after having received the Completion Bonus, you violate any of your post-Completion Date obligations set forth in Section 4 of this Agreement, you will immediately forfeit your right to retain the Completion Bonus.

2.
Employment At Will. This letter agreement does not obligate the Company to retain you in the employ of the Company for any prescribed period or term. This letter agreement does not modify your employment-at-will status. Neither this letter agreement nor the potential Completion Bonus is intended to create, nor shall be construed as creating, a contract of employment. Notwithstanding anything contained herein or elsewhere to the contrary, whether express or implied, your employment with the Company is and shall at all times remain employment “at will,” meaning that either you or the Company may terminate your employment at any time, with or without cause

3.
Section 4999 Excise Tax. You agree that you shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any payment received under this Agreement, including, without limitation, any excise tax imposed by Section 4999 (the “Excise Tax”) of the Internal Revenue Code of 1986, as amended (the “Code”); provided, however, that any payment or benefit you receive or are entitled to receive in connection with the Transaction or the termination of your employment (whether payable under the terms of the Agreement or any other plan, arrangement or agreement with the Company or its affiliates (collectively, the “Payments”) that would constitute a “parachute payment” within the meaning of Section 280G of the Code, shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax but only if, by reason of such reduction, the net after-tax benefit you receive shall exceed the net after-tax benefit that you would otherwise have received if no such reduction was made. For purposes of this Section 3:

(a)
The “net after-tax benefit” shall mean (i) the Payments which you receive or are entitled to receive from the Company or its affiliates that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income and employment taxes payable by you with respect to the foregoing calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to you (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of Excise Tax imposed with respect to the payments and benefits described in (i) above.

(b)
All determinations under this Section 3 will be made by an accounting firm or law firm that is selected for this purpose by the Company prior to the Completion Date (the “280G Firm”). All fees and expenses of the 280G Firm shall be borne by the Company. The Company will direct the 280G Firm to submit any determination it makes under this Section 3 and detailed supporting calculations to you and the Company as soon as reasonably practicable.

(c)
If the 280G Firm determines that one or more reductions are required under this Section 3, the 280G Firm shall also determine which Payments shall be reduced, and the Company shall pay such reduced amount to you. The 280G Firm shall make reductions required under this Section 3 in a manner that maximizes the net after-tax amount payable to you. If a reduction in the Payments is required under this Section 3, the Payments shall be reduced in the following order: (A) reduction of any cash payment (excluding any cash payment with respect to the acceleration of equity awards) that is otherwise payable to you that is exempt from Section 409A of the Code (“Section 409A”); (B) reduction of any other payments or benefits otherwise payable to you (other than those described in clause (C) below) on a pro-rata basis or such other manner that complies with Section 409A; and (C) reduction of any payment or benefit with respect to the acceleration of equity awards that is otherwise payable to you (on a pro-

rata basis as between equity awards that are covered by Section 409A and those that are not (or such other manner that complies with Section 409A)).

(d)
As a result of the uncertainty in the application of Section 280G at the time that the 280G Firm makes its determinations under this Section 3, it is possible that amounts will have been paid or distributed to you that should not have been paid or distributed (collectively, the “Overpayments”), or that additional amounts should be paid or distributed to you (collectively, the “Underpayments”). If the 280G Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or you, which assertion the 280G Firm believes has a high probability of success, or controlling precedent or substantial authority, that an Overpayment has been made, you must repay the Overpayment to the Company without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by you to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which you are subject to tax under Section 4999 of the Code or generate a refund of tax imposed under Section 4999 of the Code. If the 280G Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the 280G Firm will notify you and the Company of that determination and the amount of that Underpayment will be paid to you promptly by the Company.

(e)
The parties will provide the 280G Firm access to and copies of any books, records and documents in their possession as reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 3.

4.	Obligations after the Completion Date.

(a)
Confidentiality. You agree that you shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of your employment and for the benefit of the Company, at any time following the Completion Date, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by you during your employment by the Company. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to you, (ii) becomes known to the public subsequent to disclosure to you through no wrongful act by you or any of your representatives, or (iii) you are required to disclose by applicable law, regulation or legal process (provided that you provide the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, your obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

(b)
Non-Solicitation. In the event that you are entitled to receive the Completion Bonus, you agree that for the two (2) year period following the Completion Date, you will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce any managerial level employee of the Company or any of its subsidiaries or affiliates to leave such employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee (provided that the foregoing shall not be violated by general advertising not targeted at Company employees nor by serving as a reference for an employee with regard to an entity with which you are not affiliated). For the avoidance of doubt, if a managerial level employee on his or her own initiative contacts you for the primary purpose of securing alternative employment, any action taken by you thereafter shall not be deemed a breach of this Section 4(b).

(c)
Non-Competition. You acknowledge that you perform services of a unique nature for the Company that are irreplaceable and that your performance of such services to a competing business will result in irreparable harm to the Company. Accordingly, in the event that you are entitled to receive the Completion Bonus, you agree that for a period of two (2) years following the Completion Date, you will not, directly or indirectly, become connected with, promote the interest of, or engage in any other business or activity competing with the Company’s remaining aerospace, defense, and bearing companies within the geographical area in which the business of the Company is conducted except for your employment with the Company.

(d)
Non-Disparagement. Each of you and the Company (for purposes hereof, “the Company” shall mean only (i) the Company by press release or otherwise and (ii) the executive officers and directors thereof and not any other employees) agrees not to make any public statements that disparage the other party, or in the case of the Company, its respective affiliates, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) or otherwise as required by law shall not be subject to this Section 4(d).

(e)
Return of Company Property and Records. You agree that upon the Completion Date, for any cause whatsoever, you will surrender to the Company in good condition (reasonable wear and tear excepted) all property and equipment belonging to the Company and all records kept by you containing the names, addresses or any other information with regard to customers or customer contacts of the Company, or concerning any proprietary or confidential information of the Company or any operational, financial or other documents given to you during your employment with the Company.

(f)
Cooperation. You agree that, following the Completion Date, you shall upon reasonable advance notice, and to the extent it does not interfere with previously scheduled travel plans and does not unreasonably interfere with other business activities or employment obligations, assist and cooperate with the Company with regard to any matter or project in which you were involved during your employment, including any litigation. The Company shall compensate you for any lost wages (or, if you are not then employed, provide reasonable compensation as determined by the Compensation Committee) and expenses associated with such cooperation and assistance.

(g)
Assignment of Inventions. You will promptly communicate and disclose in writing to the Company all inventions and developments, including software, whether patentable or not, as well as patents and patent applications (hereinafter collectively called “Inventions”), made, conceived, developed or purchased by you, or under which you acquire the right to grant licenses or to become licensed, alone or jointly with others, which have arisen or which arise out of your employment with the Company, or relate to any matters directly pertaining to the business of the Company or any of its subsidiaries. Included herein as if developed during the employment period is any specialized equipment and software developed for use in the business of the Company. All of your right, title and interest in, to and under all such Inventions, licenses and right to grant licenses shall be the sole property of the Company. As to all such Inventions, you will, upon request of the Company, (i) execute all documents which the Company deems necessary or proper to enable it to establish title to such Inventions or other rights, and to enable it to file and prosecute applications for letters patent of the United States and any foreign country, and (ii) do all things (including the giving of evidence in suits and other proceedings) which the Company deems necessary or proper to obtain, maintain or assert patents for any and all such Inventions or to assert its rights in any Inventions not patented.

(h)
Equitable Relief and Other Remedies. The parties acknowledge and agree that the other party’s remedies at law for a breach or threatened breach of any of the provisions of this Section 4 would be inadequate and, in recognition of this fact, the parties agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the other party, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

(i)
Reformation. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 4 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

(j)
Survival of Provisions. The obligations contained in this Section 4 shall survive the termination or expiration of the Executive’s employment with both the Company and shall be fully enforceable thereafter.

5.	Section 409A Compliance. This letter agreement is intended to comply with, or be exempt from, Section 409A and shall be construed and administered in accordance with Section 409A.

6.
Remedies. You acknowledge that irreparable injury will result to the Company, and to its business, in the event of a breach by you of any of your covenants and commitments under this letter agreement. The Company reserves all rights to seek any and all remedies and damages permitted under law, including, but not limited to, injunctive relief, equitable relief and compensatory damages. You hereby agree to waive all rights to a jury trial in connection with any dispute arising out of or relating to the terms of this letter agreement.

7.
Severability. If any clause, phrase or provision of this letter agreement or the application thereof to any person or circumstance shall be invalid or unenforceable under any applicable law, this shall not affect or render invalid or unenforceable the remainder of this letter agreement. Furthermore, in the event that a court of law or equity determines that the duration of any restrictions under this letter agreement is not enforceable, this letter agreement shall be deemed to be amended to the extent necessary, but only to the extent necessary, to permit the enforcement of the terms of this letter agreement, as so amended.

8.
Entire Agreement. This letter agreement contains our entire agreement with respect to the Completion Bonus and supersede and invalidate all of our prior or contemporaneous oral or written agreements and understandings with respect to the Completion Bonus. Any representations, inducements, promises or agreements, oral or otherwise relating to the Completion Bonus, which are not embodied herein will not be of any force or effect.

9.	Governing Law. This letter agreement will be governed by and construed in accordance with the laws of the State of Connecticut without reference to principles of conflict or choice of laws.

10.
Miscellaneous. The section headings in this letter agreement are not part of the provisions hereof and will have no force or effect. This letter agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective permitted successors and legal representatives. The Company may assign this letter agreement without your consent. This letter agreement may not be assigned by you, and no person other than you (or your estate) may assert the rights held by you under this letter agreement. This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

If you are in agreement with the terms of this letter agreement, please sign and date below and return it to me at your earliest opportunity.

Sincerely,

Kaman Corporation

By:    /s/ Gregory T. Troy
Name:     Gregory T. Troy
Title: Senior Vice President - Human Resources & Chief Human Resources Officer

Agreed to and accepted by:

/s/ Alphonse J. Lariviere Jr.
Print name: Alphonse J. Lariviere Jr.

Date: June 25, 2019

EXHIBIT A
FORM OF RELEASE
AGREEMENT AND GENERAL RELEASE

Kaman Corporation, its affiliates, subsidiaries, divisions, successors and assigns in such capacity, and the current, future and former employees, officers, directors, trustees and agents thereof (collectively referred to throughout this Agreement as “Employer”), and Alphonse J. Lariviere (“Executive”), the Executive’s heirs, executors, administrators, successors and assigns (collectively referred to throughout this Agreement as “Employee”) agree:
1. Last Day of Employment. Executive’s last day of employment with Employer is the Completion Date, as defined under the Completion Bonus Agreement between Employer and Executive effective as of June 25, 2019 (the “Completion Bonus Agreement”). In addition, effective as of the Completion Date, Executive resigns from the Executive’s positions with the Employer and will not be eligible for any benefits or compensation after the Completion Date other than as specifically provided Executive further acknowledges and agrees that, after the Completion Date, the Executive will not represent the Executive as being a director, employee, officer, trustee, agent or representative of Employer for any purpose. In addition, effective as of the Completion Date, Executive resigns from all offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, Employer or any benefit plans of Employer. These resignations will become irrevocable as set forth in Section 3 below.

2. Consideration. The parties acknowledge that this Agreement and General Release is being executed in accordance with Section 1 of the Completion Bonus Agreement.

3. Revocation. Executive may revoke this Agreement and General Release for a period of seven (7) calendar days following the day Executive executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, to Employer and state, “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be personally delivered to Employer’s Chief Executive Officer, or his/her designee, or mailed to Kaman Corporation, 1332 Blue Hills Avenue, P.O. Box 1, Bloomfield, CT 06002, Attention: Chief Executive Officer, and postmarked within seven (7) calendar days of execution of this Agreement and General Release. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday or legal holiday in Hartford, Connecticut, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday.

4. General Release of Claim. Subject to the full satisfaction by the Employer of its obligations under the Completion Bonus Agreement, Employee knowingly and voluntarily releases and forever discharges Employer from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known or unknown, against Employer, Employee has, has ever had or may have as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:
– Title VII of the Civil Rights Act of 1964, as amended; The Civil Rights Act of 1991;
– Sections 1981 through 1988 of Title 42 of the United States Code, as amended; The Employee Retirement Income Security Act of 1974, as amended;
– The Immigration Reform and Control Act, as amended; The Americans with Disabilities Act of 1990, as amended;

– The Age Discrimination in Employment Act of 1967, as amended; The Older Workers Benefit Protection Act of 1990;
– The Worker Adjustment and Retraining Notification Act, as amended; The Occupational Safety and Health Act, as amended;
– The Family and Medical Leave Act of 1993;
– Any wage payment and collection, equal pay and other similar laws, acts and statutes of the State of Connecticut;
– Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;
– Any public policy, contract, tort or common law; or
– Any allegation for costs, fees or other expenses including attorneys’ fees incurred in these matters.

Notwithstanding anything herein to the contrary, the sole matters to which the Agreement and General Release do not apply are: (i) Employee’s express rights under any pension (including but not limited to any rights under the Kaman Corporation Supplemental Retirement Plan) or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by Employer or under COBRA, (ii) Employee’s rights under the provisions of the Completion Bonus Agreement which are intended to survive termination of employment, (iii) Employee’s rights as a stockholder, or (iv) Employee’s rights to indemnification from Kaman Corporation or any affiliate, whether pursuant to contract, the governing documents of the applicable entity, applicable law or otherwise.

5. No Claims Permitted. Employee waives Executive’s right to file any charge or complaint against Employer arising out of Executive’s employment with or separation from Employer before any federal, state or local court or any state or local administrative agency, except where such waivers are prohibited by law.

6. Affirmations. Employee affirms Executive has not filed, has not caused to be filed and is not presently a party to, any claim, complaint or action against Employer in any forum. Employee further affirms that the Executive has been paid and/or has received all compensation, wages, bonuses, commissions and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as provided under the Completion Bonus Agreement. Employee also affirms Executive has no known workplace injuries.

7. Cooperation; Return of Property. In accordance with Section 4(f) of the Completion Bonus Agreement, Employee agrees to reasonably cooperate with Employer and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during Executive’s employment in which Executive was involved or of which Executive has knowledge, and Employer will reimburse the Employee for any reasonable out-of-pocket travel, delivery or similar expenses incurred and lost wages (or will provide reasonable compensation if Executive is not then employed) in providing such service to Employer. The Employee represents the Executive has complied with Section 4(e) of the Completion Bonus Agreement regarding the return of Employer property and records.

8. Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the State of Connecticut without regard to its conflict of laws provisions. In the event Employee or Employer breaches any provision of this Agreement and General Release, Employee and Employer affirm either may institute an action to specifically enforce any term or terms of this Agreement and General Release. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. Nothing herein, however, shall operate to void or nullify any general release language contained in the Agreement and General Release.

9. No Admission of Wrongdoing. Employee agrees neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

10. Amendment. This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

11. Entire Agreement. This Agreement and General Release sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties provided, however, that notwithstanding anything in this Agreement and General Release, the provisions in the Completion Bonus Agreement which are intended to survive termination of the Completion Bonus Agreement, including but not limited to those contained in Section 4 thereof, shall survive and continue in full force and effect. Employee acknowledges Executive has not relied on any representations, promises or agreements of any kind made to Executive in connection with Executive’s decision to accept this Agreement and General Release.

EMPLOYEE HAS BEEN ADVISED THAT EXECUTIVE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.
EMPLOYEE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.
HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH IN THE COMPLETION BONUS AGREEMENT, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST EMPLOYER.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:
KAMAN CORPORATION
By:________________________________________
Name:
Title:_______________________________________
Date:_______________________________________
____________________________________________________
Date:_______________________________________